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                          January 18, 2023

       Gary Atkinson
       Chief Executive Officer
       SINGING MACHINE CO INC
       6301 NW 5th Way, Suite 2900
       Fort Lauderdale, FL 33309

                                                        Re: SINGING MACHINE CO
INC
                                                            Registration
Statement on Form S-3
                                                            Filed January 11,
2023
                                                            File No. 333-269183

       Dear Gary Atkinson:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Eranga
Dias at 202-551-8107 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing